NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT. INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

ECO ALLIES INC.

Authorized Common Shares: 50,000,000
Par Value $.001

SHARES

THIS CERTIFIES THAT SPECIMEN- SPECIMEN SPECIMEN

IS THE RECORD HOLDER OF

ECO ALLIES INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Date: ____________________


ECO ALLIES INC.
CORPORATE
Seal
Nevada

JACK HONOUR, PRESIDENT

COUNTERSIGNED & REGISTERED
TRANSFER ONLINE, INC.
512 SE SALMON ST.
PORTLAND, OR 97214

BY: ____________________
AUTHORIZED SIGNATURE